SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                           FORM 8-A/A
                   AMENDMENT NO.1 TO FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                        PPT VISION, INC.
     (Exact name of registrant as specified in its charter)



                  Minnesota                       41-1413345
________________________________________     ____________________
(State of incorporation or organization)       (I.R.S. Employer
                                             /Identification No.)



     12988 Valley View Road
     Eden Prairie, Minnesota                  55344
      _____________________                 __________
      (Address of principal
       executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class           Name of each exchange on which
     to be so registered           each class is to be registered

          None                     None

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check then following box: X

Securities to be registered pursuant to Section 12(g) of the Act:

                 Preferred Stock Purchase Rights
                        (Title of Class)

Item 1.   Description of Securities to be Registered.

     On October 13, 1999, PPT Vision, Inc. announced that its Board of Directors had amended the terms of its Rights Amendment dated as of June 2, 1999 (the "Rights Agreement") between PPT Vision, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent to enable Mr. Peter R. Peterson, a member of the Board of Directors of PPT Vision, Inc. to purchase up to thirty percent (30%) of the common stock of PPT Vision, Inc. without being deemed an "Acquiring Person" within the meaning of the Rights Agreement. The twenty percent (20%) standard for Acquiring Person under the Rights Agreement remains in effect for all other shareholders of PPT Vision, Inc.

     A copy of Amendment No. 1 is attached as Exhibit 1 to the Form 8-A/A. All other provisions of the Right Agreement remain in effect.

Item 2.   Exhibits.


     Exhibit 1:

     Amendment No. 1, dated as of October 13, 1999, to Rights
     Agreement, dated as of June 2, 1999, between PPT Vision,
     Inc. and Norwest Bank Minnesota, National Association.



                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              PPT VISION, INC.



                         By /s/ Joseph C. Christenson
                          ________________________________
                          Joseph C. Christenson, President

Dated: October 19, 1999


                            EXHIBIT 1

Amendment No. 1, dated as of October 13, 1999, to Rights
Agreement, dated as of June 2, 1999, between the Company and Norwest Bank Minnesota, National Association.

 Section 1 is hereby amended to read as follows:

     Section 1.  Certain Definitions.  For purposes of this
Agreement, the following terms have the meanings indicated:

     (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having twenty percent (20%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of twenty percent (20%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to twenty percent (20%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent(20%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of additional Common Stock of the Company representing 1% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if a majority of the members of the Company's Board of Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding any of the foregoing, P.R. Peterson shall not be deemed an Acquiring Person until such time as he becomes the Beneficial Owner of thirty percent (30%) or more of the voting power of the Company and references to "twenty percent (20%)" in this Agreement shall be deemed to refer to "thirty percent (30%)" when applied to P.R. Peterson.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.



                                       PPT Vision, Inc.
Attest:

By___________________                  By____________________________
    Its Secretary                                Its President



                                                  NORWEST BANK
MINNESOTA, N.A.

Attest:


By_____________________               By__________________________
Its____________________               Its_________________________